AGREEMENT

        Frederic Richardson, (Seller), and David Weinreb, (Buyer) agree as follows:

Mr. Weinreb is an accredited investor as defined by Rule 501(a) of the Securities Act of 1933, and the Seller has all rights and authority to enter into this Agreement.

The purchase price is $760,000.00 and shall be paid in cash at closing. Said price represents the following:

Weinreb is buying directly from Frederic Richardson 1,400,000 class A shares of Universal Life Holding Corporation, a Nevada public company fully reporting with the SEC for the price of $160,000.00, to be paid to Richardson. Said purchase price reflects the following:

$50,000.00 as earnest money deposit
$30,000.00 as Refund on corporate expenses
$35,000.00 as Partial payout on accrued salary
$45,000.00 to be paid for accrued salary

Weinreb shall pay $600,000 for the remaining 3,755,000 Class A shares.

Weinreb has infused 2,613,485 shares of Gasco Energy Inc. for 2,000,000 preferred shares of the company.

        There are six million shares authorized and approximately 2,245,000 outstanding, of which, Seller owns free and clear 1,400,000- titled in the name of the Corporation (Universal Life Holding Corp.).

Universal Life Holding Corporation will have no assets or liabilities at closing.

        Both sides understand and agree that immediately following execution of this Agreement, the current Board of Universal shall withdraw and file all appropriate state, Federal and agency filings to reflect said change and that Weinreb shall immediately undertake all proper corporate actions commensurate with this acquisition.

        Both sides understand and agree that Richardson shall immediately cause to be filed an 8K reflecting a Change of the Board of Directors; an 8K reflecting a Change of Ownership; an 8K reflecting corporate redomestication to Nevada; an 8K relating to the infusion of Gasco securities as a significant event; and a 10Q noting this Purchase Agreement.

        Mr. Weinreb avers that there are no outstanding legal issues or disabilities which preclude his entry into or performance of his obligations pursuant to this agreement and that he will furnish a copy of this agreement to Mr. Bochetto, his attorney

        In receipt of good and valuable consideration, including, but not limited to, the promises and covenants contained herein, receipt and sufficiency of which is hereby acknowledged the parties hereto agree to the following terms and conditions:

1.     Intent of the Parties. This Agreement concerns the purchase of certain shares (the “Shares”) of a publicly traded corporation, Universal Life Holding Corporation, (the “Company”) by David Weinreb.

(a)	Escrow Arrangements. Upon receipt by the escrow agent of both the securities and $760,000, the escrow agent shall release said Acquisition Shares to David Weinreb and transmit said $760,000 to Frederic Richardson at which time no further obligations will be owed to Mr. Richardson or to the Corporation.

(b)	The 3,755,000 restricted shares will be issued at closing.

(c)	The Buyer agrees to pay all expenses for the acquisition to the firm of David Price, which shall not be in excess of $5,000.

2.     Remedies for Default in Payment. In the event that the money, assets and third party approvals are not received by November 3, 2004, then Frederic Richardson shall have all escrowed securities returned to him and this Agreement shall be deemed null and void.

3.     Indemnification of Escrow Agent. The Company, Frederic Richardson, and David Weinreb shall indemnify and hold harmless the Escrow Agent from and against all loss, damage or expense (including reasonable attorneys’ fees) caused by or arising out of the good faith execution of his duties contained in this Agreement.

4.     Frederic Richardson makes no representations or warrantees with regard to the company or the stock and the Buyer hereby acknowledge that he/they are accredited and sophisticated purchaser as defined by the SEC and have done their own due diligence on the stock and the company.

5.     Binding Effect. This Agreement is binding upon the parties hereto and their successors in interest, heirs and personal representatives.

6.     Choice of law. This Agreement shall be construed under the laws of the State of Nevada.

7.     Arbitration. Any dispute arising hereunder shall be resolved pursuant to binding arbitration under the then existing rules of the American Arbitration Association before a panel of one arbitrator sitting in Washington DC.

8.     Amendments. This Agreement shall not be amended except by a further writing executed by all parties hereto.

THIS AGREEMENT IS BINDING UPON THE PARTIES. IT IS AGREED THAT THIS DOCUMENT WILL NOT VIOLATE ANY RULES OR REGULATIONS OF ANY STATE OR FEDERAL AUTHORITY, IF SO IT SHALL BE DEEMED NULL AND VOID.

Reviewed and accepted on this ______ day of ________, 2004

UNIVERSAL LIFE HOLDING CORPORATION BY: ___________________________ Frederic Richardson President	David Weinreb BY: ____________________ David Weinreb